- t r a n s l a t i o n -         Exhibit G-2



                       Profit and Loss Transfer Agreement


between

E.ON AG                      - hereinafter E.ON -


and

E.ON Energie AG            - hereinafter E.ON Energie


                                    Preamble

E.ON (formerly VEBA AG) concluded a Profit and Loss Transfer Agreement with E.ON Energie (formerly PreussenElektra AG) on February 17 / March 3, 1986. In accordance with Sec. 307 of the German Stock Corporation Act (AktG), the Agreement became legally invalid on December 31, 2000, because in the wake of Bayernwerk AG's merger into E.ON Energie the latter acquired minority shareholders.

Because it is intended that after December 31, 2000, a Profit and Loss Transfer Agreement should continue between E.ON and E.ON Energie, E.ON and E.ON Energie, taking into account subsequent amendments to relevant laws and in view of the fact that in the meantime E.ON Energie no longer has minority shareholders, have agreed to the following:


                                    Section 1
                                     Control

E.ON Energie cedes management control of the company to E.ON. Accordingly, E.ON is authorized to give instructions to E.ON Energie's Board of Management regarding the management of the company. E.ON Energie's Board of Management continues to be responsible for managing day-to-day business and for representing the company.


                                    Section 2
                                 Profit Transfer

(1) From the effective date of this Agreement, E.ON Energie agrees to transfer all its profits to E.ON.

(2) In accordance with Sec. 301 of the German Stock Corporation Act (AktG), "profit" refers to the company's annual income, excluding the profit transfer and less a loss carry-forward from the previous year. Earnings retained during the term of the Agreement, shall, at E.ON's request, be dissolved and transferred to E.ON as profits.

(3) With E.ON's approval, E.ON Energie is authorized to transfer part of its annual income to retained earnings (Sec. 272, Para. 3 of the German Commercial Code (HGB)) if such an action is allowable under commercial law and if such an action makes sound business sense.

(4) The right to transfer profits arises at the end of the business year. Profits shall be calculated as of this date.


                                    Section 3
                                  Loss Transfer

(1) In accordance with Sec. 302 of the German Stock Corporation Act (AktG), E.ON agrees, during the term of the Agreement, to compensate E.ON Energie for any annual loss to the extent that such a loss is not offset by amounts from retained earnings or from provisions for its own shares built during the term of the Agreement.

(2) In accordance with Sec. 302 of the German Stock Corporation Act (AktG), E.ON Energie may not exercise or try to reach a settlement to waive its claim to loss compensation until three years after the day on which the termination of the Agreement is entered into the Commercial Register and is deemed to have been publicized in accordance with Sec. 10 of the German Commercial Code (HGB). This does not apply if E.ON is insolvent and is in the process of reaching an agreement with its creditors in order to avoid or eliminate insolvency proceedings.

(3)  Sec. 2, Para. 4 is valid accordingly.


                                    Section 4
                         Date of Effectiveness and Term

Regarding Sec. 1, the Agreement shall take effect from the time it is entered into the Commercial Register of E.ON Energie, otherwise from January 1, 2001. It shall have a term of five years until December 31, 2005, and shall renew itself automatically for additional terms of one year each if notice of termination is not provided by one of the parties to the Agreement at least three months before the end of the financial year. Notwithstanding this, this Agreement can only be terminated without proper notice for material reasons.


                                    Section 5
                                Safeguard Clause

If one or more of the provisions of this Agrement become invalid, this does not affect the validity of the remaining provisions.



Dusseldorf, date:                           Munich, date:



E.ON AG                                     E.ON Energie AG